EXHIBIT 99.1

                           FARMERS & MERCHANTS BANCORP
                     REPORTS RECORD SECOND QUARTER EARNINGS


Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the second quarter ending June 30, 2005. The results represented THE 30TH CONSECUTIVE QUARTER that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported record net income of $4,589,000 for the quarter ending June 30, 2005. Earnings per share of common stock outstanding for the second quarter were $5.52, up 12.65% from the second quarter of the prior year. In addition, loans outstanding grew 7.44%, total core deposits, excluding time deposits, increased 7.79%, and total average assets were $1,249,599,000 up 6.96% over the second quarter of 2004. Return on average assets for the quarter was 1.47%, and return on average equity was 15.17%, both representing improvements over the second quarter of the prior year. The Company's loan quality has remained extremely high with non-performing assets as of June 30, 2005 totaling only 0.01% of loans. In addition, the Company's loan loss reserve remains strong at 1.98% of loans.

For the six month period ending June 30, 2005 net income was $9,020,000, an increase of 12.7% over the same period in 2004 and earnings per share of common stock outstanding were $10.85, an increase of 13.6% over the prior year. As a result of rising market interest rates over the past year, the Bank's net interest margin increased to 5.05% for the six months ending June 30, 2005 as compared to 4.57% for the six months ended June 30, 2004.

Steinwert further stated, "We are very pleased with our financial performance over the past six months. Our net interest margin continues to strengthen, and when combined with our asset growth and continued high levels of loan quality, has delivered strong earnings results. We opened our new branch in Galt Village on July 11th, and will be working hard over the next six months to open new branches in Sacramento, Stockton and Lodi. Additionally, our Turlock Main branch should be relocating to its new location in late 2005 or early 2006. When coupled with continuing economic growth in the Central


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Valley  of  California,  this  branch expansion program should help position the
Bank  for  future  growth  and  profitability."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 19 branch offices conveniently located from Sacramento to Turlock.

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FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.